Exhibit 3.2

CERTIFICATE OF INCORPORATION

OF

KAYNE ANDERSON BDC, INC.

ARTICLE I

1.1. The name of the Corporation is Kayne Anderson BDC, Inc. (the “Corporation”).

ARTICLE II

2.1. The address of the Corporation’s registered office in the State of Delaware is 850 New Burton Road, Suite 201, Dover, Kent County, Delaware 19904. The name of its registered agent at such address is Cogency Global Inc.

ARTICLE III

3.1. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”).

ARTICLE IV

4.1. Authorized Stock. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 101,000,000 of which 100,000,000 shares shall be common stock having a par value of $0.001 per share (the “Common Stock”) and 1,000,000 shares shall be preferred stock having a par value of $0.001 per share (the “Preferred Stock”).

Upon the filing and effectiveness (the “Effective Time”) of (i) the certificate of conversion converting Kayne Anderson BDC, LLC (the “LLC”), to the Corporation and (ii) this Certificate of Incorporation, each limited liability company interest of the LLC issued and outstanding immediately prior to the Effective Time will for all purposes be deemed to be one issued and outstanding, fully paid and nonassessable share of Common Stock without any action required on the part of the Corporation or the holders thereof. Any certificate evidencing ownership of limited liability company interests of the LLC that, immediately prior to the Effective Time, represented limited liability company interests of the LLC will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, also represent the same number of shares of Common Stock.

4.2. Common Stock. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation (as defined below), the holders of the Common Stock shall exclusively possess all voting power, and each share of Common Stock shall have one vote. Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (as defined below) (including any Certificate of Designation (as defined below)) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designation) or pursuant to the Delaware General Corporation Law.

Subject to the rights of any holders of any outstanding series of Preferred Stock, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.

4.3. Preferred Stock. To the extent permitted by the Investment Company Act of 1940, as amended (the “Investment Company Act”), and the Delaware General Corporation Law, the board of directors of the Corporation (the “Board of Directors”) is expressly granted authority to issue shares of Preferred Stock, without stockholder approval, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series by filing a certificate pursuant to the applicable law of the State of Delaware, setting forth such resolution or resolutions (each, a “Preferred Stock Designation”). Unless otherwise provided in this Certificate of Incorporation (as the same may be amended and/or restated from time to time, including pursuant to any Preferred Stock Designation, this “Certificate of Incorporation”), the powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of each series of Preferred Stock, if any, may differ from those of any and all other series of Preferred Stock at any time outstanding. Notwithstanding anything to the contrary set forth herein or in any certificate of designation relating to any series of Preferred Stock, if one or more series of Preferred Stock is entitled, either separately or together with the holders of one or more other such series, to elect one or more directors, all series of Preferred Stock shall be entitled to participate in the vote to elect such directors, voting as a single class.

4.4. Fractional Shares. The Corporation shall have the authority to issue fractional shares. Any fractional shares of capital stock shall carry proportionally all of the rights of a whole share, including, without limitation, the right to vote and the right to receive dividends and other distributions.

ARTICLE V

5.1. The name and mailing address of the sole incorporator of the Corporation are as follows:

Name	Address
KA Credit Advisors, LLC	811 Main Street, 14th Floor
Houston, Texas 77002

5.2. The powers of the sole incorporator shall terminate upon the filing of this Certificate of Incorporation, and the names and mailing addresses of the persons who are to serve as the initial directors of the Corporation until the first annual meeting of stockholders for the election of the class of directors to which such person has been assigned and until their successors are duly elected and qualified are as follows:

Name(1)	Position, Director Class	Expiration of Initial Term
Mariel A. Joliet	Chair of the Board of Directors, Class I Director	2021
Terrence J. Quinn	Class II Director	2022
George E. Marucci, Jr.	Class II Director	2022
Susan C. Schnabel	Class III Director	2023
Michael J. Levitt	Class III Director	2023

(1)	The address for each of the directors is c/o Kayne Anderson BDC, LLC, 811 Main Street, 14th Floor, Houston, TX 77002.

ARTICLE VI

6.1. Powers of the Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, except as may otherwise be provided by the Delaware General Corporation Law or this Certificate of Incorporation. The Board of Directors shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the Bylaws of the Corporation (the “Bylaws”), subject to the power of the stockholders to alter or repeal any provision of the Bylaws whether adopted by them or otherwise.

The Board of Directors may authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in this Certificate of Incorporation or the Bylaws.

In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject to the provisions of the statutes of Delaware, this Certificate of Incorporation, and the Bylaws; provided, however, that no bylaw so made shall invalidate any prior act of the directors which would have been valid if such bylaw had not been made.

6.2. Number of Directors. The number of directors of the Corporation shall be fixed from time to time by the Board of Directors either by resolution or bylaw adopted by the affirmative vote of a majority of the entire Board of Directors.

6.3. Classes of Directors. Subject to the rights of holders of any series of Preferred Stock to elect one or more directors, the Board of Directors shall be divided into three classes, designated Class I, Class II and Class III, as nearly equal in number as possible, and the term of office of directors of one class shall expire at each annual meeting of stockholders, and in all cases as to each director such term shall extend until his or her successor shall be duly elected and shall qualify or until his or her earlier resignation, removal from office, death or disqualification. Additional directorships resulting from an increase in number of directors shall be apportioned among the classes as equally as possible. The initial term of office of directors of Class I shall expire at the first annual meeting of stockholders held after the effectiveness of the initial classification of the Board of Directors, the initial term of office of directors of Class II shall expire at the second annual meeting of stockholders held after the effectiveness of the initial classification of the Board of Directors and the initial term of office of directors of Class III shall expire at the third annual meeting of stockholders held after the effectiveness of the initial classification of the Board of Directors. Subject to the rights of holders of any series of Preferred Stock to elect one or more directors, each director elected at an annual meeting of stockholders shall serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting of stockholders at which such director was elected.

Notwithstanding the requirement that the three classes shall be as nearly equal in number of directors as possible, in the event of any change in the authorized number of directors, each director then continuing to serve as such shall nevertheless continue as a director of the class of which such director is a member until the expiration of his or her current term and until his or her successor is duly elected and qualified, subject to his or her earlier resignation, removal from office, death or disqualification.

6.4. Vacancies. Subject to applicable requirements of the Investment Company Act, including Section 16(b) thereunder, and except as may be provided by the Board of Directors in setting the terms of any series of Preferred Stock, any and all vacancies and newly created directorships on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, or by the sole remaining director and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred and until his or her successor is duly elected and qualified. Subject to the provisions of this Certificate of Incorporation, no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

6.5. Elections. Except as may otherwise be provided in the Bylaws, directors shall be elected by the affirmative vote of the holders of a majority of the votes cast by stockholders present in person or by proxy at an annual or special meeting duly called for such purpose and entitled to vote thereat, provided that if, as of the tenth (10th) day preceding the date the Corporation first mails its notice of meeting for such meeting to the stockholders, the number of nominees exceeds the number of directors to be elected (a “Contested Election”), the directors shall be elected by the vote of a plurality of the votes cast. For purposes of this Section 6.5, a “majority of votes cast” shall mean that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director’s election (with “abstentions” and “broker nonvotes” not counted as votes cast either “for” or “against” that director’s election). Election of directors to the Board of Directors need not be by written ballot unless the Bylaws so provide.

6.6. Preemptive Rights. No stockholder, as such, shall have any preemptive right to subscribe to an additional issue of stock or to any security convertible into such stock unless, and except to the extent that, such right is expressly granted to such stockholder in this Certificate of Incorporation.

6.7. Determinations by the Board of Directors. To the fullest extent permitted by law, the determination as to any of the following matters, made by or pursuant to the direction of the Board of Directors consistent with this Certificate of Incorporation, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its stock: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, redemption of its stock or the payment of other distributions on its stock; the amount of paid-in surplus, net assets, other surplus, annual or other cash flow, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); any interpretation or resolution of any ambiguity with respect to any provision of this Certificate of Incorporation (including any of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of any shares of any class or series of stock of the Corporation) or of the Bylaws; the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation or of any shares of stock of the Corporation; the number of shares of stock of any class or series of the Corporation; any matter relating to the acquisition, holding and disposition of any assets by the Corporation; any interpretation of the terms and conditions of one or more agreements with any person, corporation, association, company, trust, partnership (limited or general) or other organization; the compensation of directors, officers, employees or agents of the Corporation; or any other matter relating to the business and affairs of the Corporation or required or permitted by applicable law, this Certificate of Incorporation, the Bylaws or otherwise to be determined by the Board of Directors.

6.8. Removal of Directors. Subject to the rights of holders of one or more classes or series of Preferred Stock to elect or remove one or more directors, any director, or the entire Board of Directors, may be removed from office at any time only for cause and only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors. To the fullest extent permitted by law, for the purpose of this paragraph, “cause” shall mean, with respect to any particular director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to the Corporation through bad faith or active and deliberate dishonesty.

6.9. Preferred Stock Directors. During any period when the holders of any series of Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to the provisions of Article IV hereof or any Preferred Stock Designation, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total number of authorized directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, disqualification, resignation or removal from office. Except as otherwise provided for or fixed pursuant to the provisions of Article IV hereof or any Preferred Stock Designation, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall automatically cease to be qualified to serve as directors, and the total authorized number of directors of the Corporation shall be automatically reduced accordingly.

ARTICLE VII

7.1. Limitation on Liability. The directors of the Corporation shall be entitled to the benefits of all limitations on the liability of directors generally that are now or hereafter become available under the Delaware General Corporation Law, as amended from time to time. Without limiting the generality of the foregoing, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article VII shall be prospective only, and shall not affect, to the detriment of any director, any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE VIII

8.1. Special Powers of Stockholders to Act by Written Consent. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders of the Corporation, and may not be taken by written consent. Notwithstanding the foregoing, any action required or permitted to be taken by the holders of any series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Certificate of Designation relating to such series of Preferred Stock, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant series of Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the applicable provisions of the Delaware General Corporation Law.

8.2. Special Meetings of Stockholders. Special meetings of the stockholders of the Corporation may be called only by the Chairman of the Board of Directors or the Chief Executive Officer of the Corporation or by a resolution adopted by the affirmative vote of a majority of the Board of Directors.

ARTICLE IX

9.1. Amendment. The Corporation reserves the right to amend any provision contained in this Certificate of Incorporation as the same may from time to time be in effect in the manner now or hereafter prescribed by law, and all rights conferred on stockholders or others hereunder are subject to such reservation.

9.2. Miscellaneous. If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

9.3. Exclusive Forum. To the fullest extent permitted by law, unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (A) (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, the Bylaws or this Certificate of Incorporation or as to which the Delaware General Corporation Law confers jurisdiction on the Court of Chancery of the State of Delaware (the “Court of Chancery”), or (iv) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware shall be the Court of Chancery or, if such court does not have subject matter jurisdiction, the federal district court of the State of Delaware; and (B) the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, shall be the federal district courts of the United States. Notwithstanding the foregoing, this Section 9.3 shall not apply to claims seeking to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 9.3.

ARTICLE X

Section 10.1. Right to Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in Section 10.3, the Corporation shall be required to indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person only if the commencement of such proceeding (or part thereof) by the Covered Person was authorized in the specific case by the Board of Directors of the Corporation.

Section 10.2. Advancement of Expenses. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article X or otherwise.

Section 10.3. Claims. If a claim for indemnification under this Article X (following the final disposition of such proceeding) is not paid in full within sixty days after the Corporation has received a claim therefor by the Covered Person, or if a claim for any advancement of expenses under this Article X is not paid in full within thirty days after the Corporation has received a statement or statements requesting such amounts to be advanced, the Covered Person shall thereupon (but not before) be entitled to file suit to recover the unpaid amount of such claim. If successful in whole or in part, the Covered Person shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action, the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

Section 10.4. Nonexclusivity of Rights. The rights conferred on any Covered Person by this Article X shall not be exclusive of any other rights which such Covered Person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, the Corporation’s bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

Section 10.5. Other Sources. The Corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.

Section 10.6. Amendment or Repeal. Any repeal or modification of the provisions of this Article X shall not adversely affect any right or protection hereunder of any Covered Person in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to the time of such repeal or modification.

Section 10.7. Other Indemnification and Advancement of Expenses. This Article X shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

Section 10.8. References to Officers. Any reference to an officer of the Corporation in this Article X shall be deemed to refer exclusively to the Chief Executive Officer, President, a Chief Financial Officer, Treasurer, Chairperson and Secretary, or other officer of the Corporation appointed by the Board of Directors or an officer to whom the Board of Directors has delegated the power to appoint officers, and any reference to an officer of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors (or equivalent governing body) of such other entity pursuant to the certificate of incorporation and bylaws (or equivalent organizational documents) of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. For the avoidance of doubt, the fact that any person who is or was an employee of the Corporation or an employee of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise has been given or has used the title of “Vice President” or any other title that could be construed to suggest or imply that such person is or may be an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall not result in such person being constituted as, or being deemed to be, an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise for purposes of this Article X.

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IN WITNESS WHEREOF, the undersigned, for the purpose of forming a corporation under the laws of the state of Delaware, has caused this Certificate of Incorporation to be executed this 2nd day of February, 2021.

KA CREDIT ADVISORS, LLC

By:	/s/ Michael J. O’Neil
Name: Michael J. O’Neil
Title: Chief Compliance Officer

[Signature Page to Kayne Anderson BDC, Inc. Certificate of Incorporation]